Exhibit 10.12

AGREEMENT TO ASSIGN AND SUBLEASE COMMERCIAL SPACE LEASE

This Agreement to Assign and Sublease Commercial Space Lease (“Agreement”) is made and entered into as of the 21st day of December, 2004 by and among MHI Hotels Two, Inc., a North Carolina corporation (“Assignor”), and MHI Hospitality, L.P., a Delaware limited partnership (“Assignee”).

RECITALS

A. Pursuant to a lease agreement between Shell Island Homeowners Association, Inc. (“Owner”) and Assignor, dated May 12, 2003, as amended by a lease addendum dated as of July 31, 2004 (as amended, the “Lease”), Owner leased to Assignor the reconstructed C-1 Commercial Unit within the Shell Island Resort condominium in Wrightsville Beach, North Carolina and certain parts or portions of the facilities associated with the C-1 Commercial Unit, as specifically described in the Lease Agreement (collectively, the “Demised Premises”).

B. Subject to and effective upon the consummation of the IPO (as defined below), Assignor desires to assign to Assignee, and Assignee desires to assume from Assignor, all of Assignor’s rights and obligations under the Lease, on the terms set forth in the form of assignment attached hereto as Exhibit A.

C. Subject to and effective upon the consummation of the IPO, Assignee desires to sublease to Assignor, and Assignor desires to sublease from Assignee, the Demised Premises on the terms set forth in the form of sublease attached hereto as Exhibit B (the “Sublease”).

D. The Assignee is the operating partnership of a Maryland corporation which will seek to qualify as a real estate investment trust for Federal income tax purposes and will seek to complete an underwritten public offering of shares of its common stock (the “IPO”).

E. Pursuant to a separate agreement, MHI Hotels Services LLC has agreed, in the event of a monetary default under the Sublease on the part of Assignor, as subtenant under the Sublease, to make a contribution to the capital of Assignor in an amount sufficient to cure such default, and the Assignee is entering into this Agreement partially in reliance on the agreements set forth in such separate agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties, desiring to be legally bound hereby, agree as follows:

1. Assignment and Assumption of Lease. Subject to the terms and conditions of this Agreement and the consummation of the IPO, Assignor hereby agrees to assign, transfer, convey and deliver to Assignee (the “Assignment”), and Assignee agrees to then accept such assignment, transfer, conveyance and delivery of, all of Assignor’s right, title and interest in, to and under the Lease pursuant to an instrument of assignment attached hereto and incorporated by reference as Exhibit A to be executed and delivered by Assignor and Assignee at the closing of the IPO.

2. Assignment Fee and Agreement to Sublease. Subject to the consummation of the IPO and concurrent with the Assignment, Assignee shall pay Assignor Five Hundred Thousand Dollars

($500,000) (the “Assignment Fee”) and shall sublease back to Assignor the Demised Premises on the terms and conditions of the Sublease.

3. Assignment Fee Adjustment. The assignment fee set forth in paragraph 2 hereof is based on the assumption of the parties that the term of the Sublease shall be for not less than 10 years. In the event that the Sublease or the Lease is terminated prior to the expiration of such 10-year period due to either (x) termination of the Lease by Owner for any reason (assuming that termination of the Lease also causes termination of the Sublease), or (y) termination of the Sublease by Assignor (except in the case of Assignee’s election to terminate or a default by Assignee), then the Assignment Fee shall be reduced by an amount equal to the product of (i) the assignment fee paid under paragraph 2, and (ii) the fraction the numerator of which is the number of months remaining in such ten-year period at the time of termination of the Sublease and the denominator of which is 120. Assignor shall pay such amount (the “Damages”) to Assignee in twelve equal quarterly payments over a 36 month period commencing on the last day of the first fiscal quarter following such termination of the Sublease, provided that if, in the opinion of tax counsel reasonably acceptable to Assignee, receipt of all or any portion of the Damages could adversely affect the qualification of MHI Hospitality Corporation (the “Corporation”) as a real estate investment trust (“REIT”) for Federal income tax purposes for any fiscal year, then the amount of the Damages payable by Assignor to Assignee for such fiscal year shall be limited to the amount, if any, which could be paid by Assignor to Assignee without adversely affecting the Corporation’s status as a REIT, and any unpaid portion shall be carried over to and paid in such subsequent fiscal year (if any) in which tax counsel concludes that payment can be made without adversely affecting Corporation’s status as a REIT.

4. Further Acts. Each party hereto shall execute, deliver and file any and all agreements, instruments or the like necessary to effect the foregoing.

5. Indemnification. Assignor indemnifies and holds Assignee harmless against all of the liabilities and obligations of Assignor under the Lease arising or accruing on or prior to the time of closing of the IPO. Subject to Assignor’s obligations under the Sublease, Assignee indemnifies and holds harmless Assignor against all of the liabilities and obligations under the Lease arising or accruing after the time of the closing of the IPO.

6. Governing Law. This Agreement shall be governed by the law of the State of Delaware without regard to Delaware principles of conflict of laws.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to Assign and Sublease Commercial Space Lease to be signed by a duly authorized officer this 21st day of December, 2004

MHI HOTELS TWO, INC., a North Carolina corporation

By:	/S/ STEVE SMITH
Steve Smith President

MHI HOSPITALITY, L.P., a Delaware Limited partnership

By: MHI HOSPITALITY CORPORATION, its general partner

By:	/S/ ANDREW M. SIMS
Andrew M. Sims President

Exhibit A

ASSIGNMENT AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease (“Assignment”) is made and entered into this      day of                         , 2004 by and among MHI Hotels Two, Inc., a North Carolina corporation (“Assignor”) and MHI Hospitality L.P., a Delaware limited partnership (“Assignee”).

RECITAL

Assignor desires to assign to Assignee, and Assignee desires to assume from Assignor all of Assignor’s rights and obligations under a lease agreement between Shell Island Homeowners Association, Inc. and Assignor dated May 12, 2003, as amended by a lease addendum dated as of July 31, 2004 (as amended, the “Lease”), on the terms set forth below. The Assignee is the operating partnership of a Maryland corporation which will seek to qualify as a real estate investment trust for Federal income tax purposes and will seek to complete an underwritten public offering of shares of its common stock (the “IPO”).

AGREEMENT

NOW, THEREFORE, in consideration of Five Hundred Thousand Dollars ($500,000), subject to adjustment as set forth in the Agreement to Assign and Sublease Commercial Space Lease, dated as of                         , 2004, by and between Assignor and Assignee, paid to Assignor and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

1. Assignment of Lease. Assignor hereby assigns, transfers, conveys and delivers to Assignee all of Assignor’s right, title and interest in, to and under the Lease.

2. Assumption. Assignee unconditionally accepts such assignment, transfer, conveyance and delivery and assumes and covenants that it shall promptly, fully, completely and faithfully keep, fulfill, observe, perform and discharge each and every covenant and obligation that may accrue and become performable, due or owing under the Lease.

3. Governing Law. This Assignment shall be governed by the law of the State of Delaware without regard to Delaware principles of conflict of laws.

4. Indemnification. Assignor indemnifies and holds Assignee harmless against all of the liabilities and obligations of Assignor under the Lease arising or accruing on or prior to the time of closing of the IPO. Subject to Assignor’s obligations under the Sublease, Assignee indemnifies and holds harmless Assignor against all of the liabilities and obligations under the Lease arising or accruing after the time of the closing of the IPO.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be signed by a duly authorized officer this          day of             , 2004

MHI Hotels Two, Inc., a North Carolina corporation

By:
[ ] President

MHI HOSPITALITY L.P.

By: MHI HOSPITALITY CORPORATION, its general partner

By:
[ ] President

Exhibit B

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Sublease”) is made as of the              day of [            ], 2004 by and between MHI Hospitality L.P., a Delaware limited partnership (the “Sublessor”) and MHI Hotels Two, Inc., a North Carolina corporation (the “Subtenant”). Any capitalized word or term used and not defined herein shall have the meaning ascribed to such word or term in the Prime Lease.

RECITAL

WHEREAS, by a written lease (the “Prime Lease”) dated May 12, 2003 by and between Shell Island Homeowners Association (the “Prime Landlord”) and the legal predecessor of Subtenant, Prime Landlord leased to Subtenant, as Tenant, certain common areas and facilities of Shell Island Resort Hotel referred to as Commercial Unit C-1 (the “Leased Premises”), at the rent and upon and subject to the terms and conditions set forth in the Prime Lease;

WHEREAS, effective as of the closing of the initial public offering of Sublessor’s general partner (the “IPO”), Subtenant assigned all of its right, title and interest in the Prime Lease to Sublessor with effect as of the concurrent entry of this Sublease (the “Assignment”);

WHEREAS, Subtenant desires to sublet from Sublessor, and Sublessor desires to sublet to Subtenant subject to the terms and conditions of this Sublease, the Leased Premises; and

WHEREAS, pursuant to a separate agreement, MHI Hotels Services LLC has agreed, in the event of a monetary default under this Sublease on the part of Subtenant or a termination of the Prime Lease or this Sublease (other than at the election of or as a result of a default by the Sublessor), to make a contribution to the capital of Subtenant in an amount sufficient to cure such default or make Sublessor whole in accordance with the Assignment Fee adjustment included in the Agreement to Assign and Sublease Commercial Space Lease, dated                     , 2004, between Sublessee and Sublessor, and the Sublessor is entering into this Sublease partially in reliance on the agreements set forth in such separate agreement.

AGREEMENT

NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:

1. Terms of Prime Lease. Except as otherwise expressly provided in this Sublease: (i) all of the terms, provisions, representations, warranties, covenants and conditions of the Prime Lease are incorporated herein by reference and are hereby made a part of this Sublease as if the Prime Lease was fully set forth in this Section 1; (ii) Subtenant hereby expressly assumes and agrees to be bound by all of the Sublessor’s obligations under the Prime Lease as if Subtenant were the tenant thereunder, unless the context clearly otherwise requires, including, without limitation and for the purposes of illustration of such context, that the Subtenant shall not have the right to exercise any renewal option held by the Sublessor under the Prime Lease, or except in such cases where a term of this Sublease is more restrictive than a term of the Prime Lease dealing with the same subject matter; and (iii) Subtenant agrees that Sublessor may enforce all of the terms, provisions, representations, warranties, covenants and conditions of the Prime Lease against Subtenant as if Subtenant and Sublessor executed the Prime Lease as tenant and landlord respectively, unless the context clearly otherwise requires, or except in such cases where a term of this Sublease is more restrictive than a term of the Prime Lease dealing with the same subject matter. Subtenant represents to Sublessor and acknowledges that Subtenant has received a true and complete copy of the Prime Lease and that it has reviewed and is familiar with the complete contents thereof.

2. Leased Premises. Sublessor hereby sublets to Subtenant, and Subtenant hereby subleases from Sublessor, for the term and upon the conditions provided herein, the Leased Premises. Subtenant agrees that the Leased Premises are in a commercially acceptable condition and hereby subleases the Leased Premises in “AS-IS” condition.

3. Term. The term of this Sublease shall commence on the closing of the IPO (the “Commencement Date”) and shall be co-terminus with the Prime Lease, as the term of the Prime Lease may be extended or renewed but in no event shall be less than ten years following the Commencement Date. Each lease year under the Prime Lease shall be a lease year for purposes of this Sublease, subject to any partial initial lease year or partial final lease year under the Sublease.

4. Conditions. This Sublease is conditioned upon and shall be effective only upon obtaining the written consent of Prime Landlord. If Prime Landlord’s consent to this Sublease has not been obtained, this Sublease shall be null and void and of no further force or effect.

5. Rent. Subtenant shall pay the Sublessor rent in two components. With regard to the first component (the “Fixed Rental Payment”), Subtenant shall pay Sublessor annual rent in the amount of Ninety-One Thousand Four Hundred Thirty Dollars and Forty Cents ($91,430.40) in six equal installments of Fifteen Thousand Two Hundred Thirty-Eight Dollars and Forty Cents ($15,238.40) on the first day of each of the months of May, June, July, August, September and October each lease year during the term of this Sublease (the “Payment Dates”), commencing on the first such Payment Date immediately after the Commencement Date, which amount shall be payable without any demand, deduction, setoff or abatement whatsoever. In the event the term of this Sublease expires on a date other than an anniversary of the Commencement Date, Subtenant’s Fixed Rental Payments for the lease year of such expiration shall be pro rated for the number of calendar months in the lease year prior to the expiration date and any unpaid portion shall be paid on or prior to the expiration date. With regard to the second component, Subtenant shall pay Sublessor “seasonal rent” in the months of May, June, July, August and September of each year during the term of this Sublease in the amount due under the Prime Lease by Sublessor to Prime Landlord on or before the first day of May, June, July, August and September each year, which amount shall be payable without any demand, deduction, setoff or abatement whatsoever. The current amount of such “seasonal rent” is Twenty-Four Thousand Three Hundred Dollars and No Cents ($24,300) annually. Sublessor shall provide Subtenant prior notice of any change in the amount of such seasonal rent.

6. Additional Rent. Throughout the term of this Sublease, Subtenant agrees to pay to Sublessor, as additional rent under this Sublease, all charges for any additional services provided to Subtenant and any other amounts payable under the Prime Lease by the tenant thereunder which are not included within the amounts payable by Subtenant under Section 5 above.

7. Insurance. Subtenant shall obtain and maintain, with respect to the Leased Premises, all insurance types and coverages as specified in the Prime Lease to be obtained and maintained by Sublessor, as Tenant, in amounts not less than those specified in the Prime Lease. All policies of insurance obtained by Subtenant shall name Prime Landlord and Sublessor as additional insureds and loss payees thereon in accordance with the Prime Lease. Subtenant’s insurance shall be primary over Prime Landlord’s and Sublessor’s insurance.

8. Compliance with Laws. Subtenant, at its sole cost and expense, shall comply with all present and future laws, rules, orders, regulations, ordinances and requirements of all federal, state and municipal governments, courts, departments, commissions, boards, and offices having jurisdiction over the Leased Premises, as well as all lawful rules, orders, and regulations of the board of fire underwriters having jurisdiction over the Leased Premises (together “Laws”), which pertain to the Leased Premises or any equipment or furnishings therein.

9. Alterations. Subtenant shall not make any alteration, improvement, or installation (hereinafter called “Alterations”) in or to the Leased Premises, without in each instance obtaining the prior written consent of Prime Landlord and Sublessor.

10. Brokers. Each party hereby represents and warrants to the other that it has not dealt with any person or company acting as a broker in connection with this Sublease for the Leased Premises, and agrees to indemnify and hold harmless against any claim or claims for brokerage or other commission or fee arising from or out of any breach of the foregoing representation or warranty.

11. Successors and Assigns. Sublessee cannot assign this Sublease without the prior written consent of Sublessor. The obligations of this Sublease shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party hereto is named or referred to.

12. Notices. Any and all communications delivered hereunder shall be sent by hand delivery or recognized overnight courier: if to Prime Landlord, Shell Island Resort Homeowners’ Association, Inc., P.O. Box 31, Wrightsville Beach North Carolina 28480; and if to Subtenant, 6411 Ivy Lane, Suite 510, Greenbelt, MD 20770 and if to Sublessor, 814 Capitol Landing Road,

Williamsburg, VA 23185 or to such other address and attention as any of the above shall notify the others in writing. Any such notices shall be deemed given when deposited with such overnight courier or when actually hand delivered.

13.	Defaults of Subtenant.

(a) Event of Default. Each of the following events shall constitute an “Event of Default” by Subtenant under this Sublease:

(i) If Subtenant fails to pay any rent when due, or any other charge required to be paid by Subtenant hereunder within six (6) business days after Sublessor delivers notice that the same is past due and payable;

(ii) If Subtenant fails to maintain insurance required hereunder or fails to timely deliver any estoppel certificate required hereunder;

(iii) If Subtenant fails to perform or observe any other term, provision, covenant, condition, representation, warranty or requirement of this Sublease, or any term provision, covenant, condition, representation, warranty or requirement of the Prime Lease incorporated in this Sublease and binding on Subtenant, on the part of Subtenant to be performed or observed, and such failure continues for twelve (12) days after written notice from Sublessor (except that such twelve (12) day period shall be extended for such additional period of time as may reasonably be necessary to cure such Event of Default, if such Event of Default, by its nature, cannot be cured within such twelve (12) day period, provided that Subtenant commences to cure such Event of Default (and so notifies Sublessor in writing) within such twelve (12) day period and is, at all times thereafter, in the process of diligently curing the same;

(iv) The assignment, transfer, mortgaging or encumbering of this Sublease or the subletting of the Leased Premises in a manner not permitted in accordance with the Prime Lease; or

(v) The taking of this Sublease or the Leased Premises, or any part thereof, upon execution or by other process of law directed against Subtenant, or upon or subject to any attachment at the insistence of any creditor of or claimant against Subtenant, which execution or attachment shall not be discharged or disposed of within thirty (30) days after the levy thereof, or the occurrence of any of the events listed in Section 12 of the Prime Lease.

(b) Remedies. Upon the occurrence of an Event of Default, Sublessor shall have the same rights and remedies as to Subtenant and the Leased Premises as Prime Landlord would have following the occurrence of an event of default by Sublessor as tenant under the Prime Lease.

14.	Miscellaneous.

(a) Entire Agreement. This Sublease, the Prime Lease, and any Exhibits or Addenda attached thereto contain the entire integrated agreement of the parties hereto and there are no promises, agreements, conditions, undertakings, warranties or representations between them other than as herein or therein set forth. This Sublease may be amended only by a written amendment duly executed by Sublessor and Subtenant.

(b) Governing Law; Venue. This Sublease shall be governed by the laws of the State of North Carolina without regard to its conflict of laws principles.

(c) Captions and Section References. Captions and numbers contained in this Sublease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections of this Sublease nor in any other way affect this Sublease. Section references shall refer to sections of this Sublease, unless otherwise stated.

(d) Days. Unless expressly stated to the contrary, all references in this Sublease to “days” shall mean calendar days, not business days. The term “business day” shall mean each calendar day Monday through Friday except for legal holidays.

(e) Subtenant Authority. Subtenant represents that it has the power and authority to enter into this Sublease, and that all requisite action to authorize Subtenant to enter into this Sublease has been duly taken.

(f) Counterparts. This Sublease may be executed in several counterparts, but all counterparts shall constitute one and the same instrument.

(g) No Waiver. No delay or failure by Sublessor to exercise or enforce any of Sublessor’s rights or remedies or Subtenant’s obligations shall constitute a waiver of any such rights, remedies or obligations.

(h) Savings Clause. If any provision of this Sublease or the application thereof to any person or circumstance is to any extent held invalid, then the remainder of this Sublease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby, and each provision of this Sublease shall be valid and enforced to the fullest extent permitted by law.

(i) Termination of Prime Lease. Sublessor agrees that it will not voluntarily terminate the Prime Lease so long as this Sublease is in full force and effect. Sublessee agrees to use its best efforts to avoid a termination of the Prime Lease.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have duly executed this Sublease as of the day and year first above written.

SUBLESSOR:

MHI HOSPITALITY L.P.

By:	MHI HOSPITALITY CORPORATION, its general partner

By:
[ ] President

SUBTENANT: MHI HOTELS TWO, INC., a North Carolina corporation

By:
[ ] President